xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved. www.xgtechnology.com Road Show Presentation Solving the Spectrum Crisis Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333 - 187094 June 17, 2013

2 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved. www.xgtechnology.com Free Writing Prospectus Disclosure Link to documents on www.sec.gov

3 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved. www.xgtechnology.com Safe Harbor Statement • Certain statements contained in this material are forward - looking statements. These forward - looking statements are based on the current expectations of the management of xG Technology only, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward - looking statements, including the risks and uncertainties related to the progress, timing, cost, future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources, or patent protection for our products and commercialization activities, and others, all of which could cause the actual results or performance of xG Technology to differ materially from those contemplated in such forward - looking statements. Except as otherwise required by law, xG Technology undertakes no obligation to publicly release any revisions to these forward - looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For a more detailed description of the risks and uncertainties affecting xG Technology, reference is made to the Registration Statement on Form S - 1/A filed with the Securities and Exchange Commission (Registration No. 333 - 187094) which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward - looking statements. Please refer to the above - referenced Registration Statement for a comprehensive list of risk factors that could cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such forward - looking statements. xG Technology undertakes no obligation to update or revise any forward - looking statements.

4 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved. www.xgtechnology.com Agenda • Overview • Problem • Solution • xG Delivers • Execution • Financial Metrics

Overview

6 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved. www.xgtechnology.com Corporate Overview • Founded in 2002 • Headquartered in Sarasota, FL; engineering facilities in Fort Lauderdale, FL • 64 employees (44 in engineering) • 10 years experience developing wireless communications technologies • Broad IP portfolio: 64 US patent matters (44 issued), 142 international (66 issued) • Admitted to LSE’s AIM in 2006 (symbols: XGT.L, XGTU.L)

7 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved. www.xgtechnology.com • Our company today: Develop, manufacture and sell mobility - centric wireless broadband equipment using cognitive radio technology • Our long - term goal: System on a chip • Our technology: Puts underutilized and shared spectrum (airwaves) to work, while eliminating interference • xG enables: New wireless broadband capacity using “free” spectrum • Solution for: Any business facing a spectrum need or “crunch,” including rural telcos, DOD/public safety/DHS and incumbent carriers Business Summary

Management Team

XMax®

OPERATIONS



George Schmitt
CEO, MBTH
- *Board Member, xG*
- *40+ years wireless comms.*
- *Mannesman, Omnipoint*
- *Wireless Hall of Fame inductee*



Richard L. Mooers
Exec. Chairman of the Board
- *Board Member, MBTH*
- *xG cofounder*
- *20+ years finance*



John C. Coleman
CEO
- *Col., USMC (ret)*
- *Expert , DoD wireless comms*



Roger G. Branton
CFO
- *xG cofounder*
- *20+ years finance*



James Woodyatt
President
- *20+ years investment bkg.*
- *Expertise in private equity*



Rick Rotondo
VP Marketing
- *Cofounder, Spectrum Bridge*
- *Motorola, Lucent, Mesh Networks*



Chris Whiteley
VP Bus. Dev.
- *10+ years wireless networking*
- *@Link Networks*



Rich Schubiger
VP Government Sales
- *20+ years wireless sales*
- *Public safety/first responder expertise*

ENGINEERING/TECHNICAL



Joseph Bobier
CTO
- *xG cofounder*
- *Inventor of xG's core technology*
- *Holder of 30+ patents*



Scott Garlington
VP of Engineering
- *25+ years voice/data/wireless comms*
- *Motorola, Lucent, Mesh Networks*



Pertti Alapuranen
Director, Systems Design
- *20+ years wireless comms*
- *Motorola, Mesh Networks, Nokia*



Mike Johnson
Senior Product Manager
- *25+ years wireless comms*
- *Motorola, Mesh Networks, SkyTel*

xG TECHNOLOGY, INC.
xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved.
www.xgtechnology.com

8

Incoming Directors

Gary Cuccio



Gary Cuccio has over 35 years of broad operating experience in wireless, software, engineering, operations, sales and marketing. Mr. Cuccio currently serves as Chairman of Openet Telecom Ltd. Based in Dublin, Ireland, Openet Telecom is a venture-backed software company providing IP mediation to leading Telco's on a global basis. Mr. Cuccio also serves on the board of mBlox as the chairman of its audit committee. mBlox is a venture-backed startup providing a service bureau for SMS messages in the wireless space. Previously, Mr. Cuccio was CEO of ATG, a CLEC based in California, Oregon, and Washington. Prior to ATG, Mr. Cuccio was CEO of LHS group (Nasdaq: LHSG), a Telco billing software supplier. LHS was acquired by Sema, a French software company, in Q3, 2000 for $6.8BB. Mr. Cuccio was also COO of Omnipoint, a PCS mobile wireless carrier. Mr. Cuccio's experience also includes several positions held at Airtouch, most notably Vice President of Operations for Europe, Vice President, Asia and President of Airtouch Paging. The company was merged with Vodafone in 1999. He has also served as chairman of the board and audit committee chairman of privately held companies and has helped sell and merge several public and privately held companies. Mr. Cuccio started his career with 27+ years at Pacific Tel.

Ken Hoffman



Ken Hoffman joined the Company in August 2010 as an advisor. He is Vice President of Regulatory Affairs for Florida Power & Light Company, the rate-regulated subsidiary of NextEra Energy, Inc. (NYSE: NEE), one of the nation's leading electricity-related services companies. He is responsible for providing assistance in the management and oversight of FPL's regulatory activities before state regulators and the State Legislature on energy matters. Mr. Hoffman joined FPL in 2008 after a successful career in private law practice specializing in the representation of public utilities and telecommunications companies before the Florida Public Service Commission, the Florida Legislature and the Florida courts. He has over 25 years' experience representing various types of telecommunications carriers including wireless before regulatory and legislative bodies.

Ray Sidney



Dr. Sidney has established several real estate investment ventures and been involved with a number of companies, including Covia Labs, Hemedex, Edison2 and Commuter Cars as an investor, board member or advisor. He also serves on the Vision Circle of the X PRIZE Foundation. Prior to this, Dr. Sidney was the second software engineer hired at Google, Inc. Previously, Dr. Sidney had worked as a security expert and software engineer at RSA Labs and D.E. Shaw & Co., among other companies. He provided the implementation expertise for RC6, RSA's candidate cipher for NIST's quest for AES, a successor to the Data Encryption Standard. Dr. Sidney attended Caltech and Harvard, and he received a bachelor's degree in mathematics from Harvard in 1991. He then entered the graduate program in mathematics at MIT, where he specialized in cryptography and received a PhD in 1995.

Larry Townes

Larry Townes currently serves as the Chief Executive Officer of Townes Tele-Communications, Inc., a position he has held since 1981. At Townes Tele-Communications, a holding company with widely diversified business interests, Mr. Townes directs the operations as chairman of the board. These interests include eight incumbent rural telephone companies operating in seven states, wireless operations which include cellular radio service, petroleum exploration and production, and agricultural operations and related riparian rights in northern Texas. In addition, he has been active as a board member and investor in MB Technology Holdings, LLC. He is the owner of a bank in Arkansas and Texas.

xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved.
www.xgtechnology.com
9

The Current Spectrum Crisis

11 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved. www.xgtechnology.com Source: Rysavy Research Problem Wireless demand will far exceed capacity • Global mobile data traffic will increase 18X from 2011 to 2016 , 50% CAGR by 2018 • Driven by: • Increased use of smart devices • Compelling content & apps Sources: FCC, Cisco, Ericsson Solution: xMax systems from xG Technology Demand vs. Capacity

Market Opportunities



Cumulative Addressable Market = $35B
Incumbent Carriers - $13B
Cable - $3B
LTE - $2B
Utilities/Smart Grid - $4B
Security - $5B
DoD/Public Safety/DHS - $7B
Rural Telcos - $1.2B
Market Penetration

Sources: nationalpriorities.org, ntca.org, energy.gov, uscensus.gov, fema.gov, dhs.gov, shieldsecurity.net, infonetics.com, visiongain.com
Key: Size of market and dollar value of respective markets

(green circle) = markets xG has received orders

xG TECHNOLOGY, INC.
xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved.
www.xgtechnology.com
12

13 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved. www.xgtechnology.com • Most do not own spectrum • Need an economical and technologically viable wireless alternative to take advantage of shift of Universal Service Fund subsidies to broadband data • Must be able to compete better with the large industry incumbents • Need to maximize revenues providing local mobility and broadband Challenge: Rural telcos (1,100+ of them) Problem Wireless pain points Coverage area of xMax trial network in rural market, Lewisville, AR Solution: xMax systems from xG Technology

14 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved. www.xgtechnology.com • Need to use common off - the - shelf equipment (COTS) • Need a mobile, scalable, frequency - agile, cost - efficient wireless system • Seek products with expeditionary design to allow deployments whenever/wherever needed Challenge: Homeland security/public safety/military Problem Wireless pain points Coverage area of xMax trial deployment with US Army, Fort Bliss, TX Solution: xMax systems from xG Technology

15 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved. www.xgtechnology.com • Need for spectrum a problem for many companies • Need for interference avoidance • Major barrier to entry to delivering services to end - users Challenge: Large telcos lacking spectrum/needing to share spectrum Problem Wireless pain points Ft. Lauderdale, FL Coverage area of xMax network in high - interference urban area, Fort Lauderdale, FL Solution: xMax systems from xG Technology

16 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved. www.xgtechnology.com • Requires a cognitive radio solution • Efficient for both unlicensed and licensed spectrum • Can operate in crowded and or shared spectrum bands • Must avoid interfering with others Problem xMax ‘sees through’ the spectrum clutter, eliminates interference, and allows optimal use of licensed and unlicensed spectrum Challenge: Interference Solution: xMax systems from xG Technology

17 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved. www.xgtechnology.com • 2010 National Broadband Plan – Recommended promotion of next - generation spectrum sharing technologies • 2012 PCAST Report – Identified cognitive radios as a technology that enables spectrum sharing • 2012 European Union Radio Spectrum Policy Programme – Encouraged promotion of technologies that support spectrum sharing • 2013 Trial Agreement DOD & Operators – AT&T, Verizon and T - Mobile agreed to experiment with spectrum sharing • 3/5/2013 FCC Chairman Genachowski Wall Street Journal Op - ed – Emphasized increased need for sharing government spectrum with commercial use Regulatory and commercial trends are driving the industry to xG’s technology Solution Solution: xMax systems from xG Technology

xG Delivers

19 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved. www.xgtechnology.com Public (Internet) or Private Networks xMSC SMS server E t h e r n e t xMax Cognitive Radio Network xMax is a family of long - range mobile voice and data network equipment that enables our customers to provide mobile broadband services using zero - cost frequencies Network core Access Points (xAP) xMod Today – product/system Tomorrow – system on a chip Turnkey Mobile Broadband System

20 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved. www.xgtechnology.com Foreign patents 142 66 issued/ 76 pending US patents 64 44 issued/ 20 pending US PATENTS Area Issued Pending Mobile VoIP 8 7 Cognitive Radio: - Cognitive media access control layer 17 8 - Cognitive & Spectrum Sharing physical layer 19 5 Total 44 20 Strong IP • IP includes proprietary and copyrighted software code, accumulated industry know - how, and trade secrets • We are pursuing an active licensing strategy (similar to that of Qualcomm) that positions xG as the pivotal owner of these key spectrum - optimizing technologies

21 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved. www.xgtechnology.com Growth Strategy 2013

22 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved. www.xgtechnology.com VERTICAL AMOUNT Rural Telecom $18.5 million Military/Public Safety/ DHS Markets $6 million Other $10.9 million TOTAL $35.4 million • Strong pipeline (quoted/proposed opportunities with identified funding sources) • Backlog (booked business secured by purchase order or purchase contract) TELEMEDICINE Sales Backlog

23 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved. www.xgtechnology.com System on a Chip Extent of Competitors’ Cognitive Radio Technology xG’s Cognitive Radio Network Solution 2015 2014 2013 2012 2011 2008 MANET Variable Channel Width Self Organizing Networks Interference Mitigation MIMO Dynamic Spectrum Access Leader in Cognitive Radio • xG’s cognitive radio network solution surpasses competitors’ offerings by extending the capabilities of Dynamic Spectrum Access

24 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved. www.xgtechnology.com Market Landscape Spectrum Sensing Cognitive Radio Self - Forming Networks Unlicensed Spectrum VoIP and Data on Single Networks Low Per - Subscriber Cost All - IP End - to - End Solution COTS Device Support Frequency Agnostic xMAX TECHNOLOGY LTE Systems (Verizon, etc.) Rural Broadband Systems ( Ubiquiti , etc.) Military/DoD Systems (Harris, etc.) Public Safety Systems (Motorola, etc.) Other Cognitive Radio Systems ( Neul , etc.) Spectrum Databases (Spectrum Bridge, etc.) GSM Systems (AT&T, etc.) Wi - Fi Systems

Overview Financial Metrics

26 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved. www.xgtechnology.com Use of Proceeds DESCRIPTION Expand sales and marketing efforts Production and test equipment Increase new product offerings and IP development General corporate purposes Repay portions of debt

27 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved. www.xgtechnology.com Capitalization Table PRE - OFFERING # SHARES % SHARES ISSUED POST - OFFERING # SHARES % UNDER LOCK UP AGREEMENT % Common shares 7,393,170 83.41 Offering Shares 1,500,000 Debt Conversions 390,000 9,283,170 86.32 6,001,135 64.60 Options (Equity Plan) 670,189 7.56 670,189 6.23 478,565 71.40 Warrants 800,776 9.03 800,776 7.45 773,633 96.60 8,864,135 100% 1,890,000 10,754,135 100%

28 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved. www.xgtechnology.com Pro Forma Balance Sheet

29 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved. www.xgtechnology.com Income Statement

30 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2013, All Rights Reserved. www.xgtechnology.com Solving the Spectrum Crisis xG’s management believes the following: • Spectrum crisis is not solvable with existing approaches • xG’s industry - leading technology uniquely solves the problem • Perfectly positioned to exploit market trends • Solid customer traction has set the stage for significant growth • Tremendous opportunities in numerous verticals Solution: xMax systems from xG Technology